EXHIBIT 14.1
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                   Code of Ethical and Professional Standards
        of National Healthcare Technology, Inc. and Affiliated Entities

Core Principal:

National Healthcare Technology, Inc. and its related affiliates ("National Healthcare Technology") will conduct its business honestly and ethically wherever we may conduct business. We will constantly improve the quality or our services, products and operations and will maintain a reputation for honesty, respect, responsibility, integrity, trust and sound business judgment. No illegal or unethical conduct on the part of the officers, employees or affiliates is in the company's best interest. National Healthcare Technology will not compromise its principles for short-term advantage. The ethical performance of this company is the sum of the ethics of the men and women who work here. Thus, we are all expected adhere to high standards of personal integrity.

Offices and employees of National Healthcare Technology must never permit their personal interest to conflict, or even appear to conflict, with the interest of the company, its clients or affiliates. Officers, managers and employees must be particularly careful to avoid representing National Healthcare Technology in any transaction with others with whom there is any outside business affiliation or relationship. Officers and employees shall avoid using their National Healthcare Technology contacts to advance their private business or personal interests at the expense of National Healthcare Technology, its clients or affiliates.

No bribes, kickback or other similar remuneration or consideration shall be given to any person or organization in order to attract or influence business activity. Officers and employees shall avoid gifts, gratuities, fees, bonuses or excessive entertainment in order to attract of influence business activity.

All Employees at National Healthcare Technology are expected to exhibit:

     o Individual leadership as a role mode for maintaining the highest standards of ethical conduct;

     o   Maintain a high level of trust for all;

     o Protect the interests of all our employees, shareholders and customers as well as our professional integrity; and

     o Be professional, we are ethically responsible for promoting and fostering fairness and justice for all our employees, shareholders and customers at National Healthcare Technology.

Intent:

National Healthcare Technology Employees:

     o   To set the standard and be an example for others;

     o To earn individual respect and increase our credibility with those we serve;

     o To avoid activities that are in conflict or may appear to be in conflict with any of the provisions of our Code of Ethical and Professional Standards of National Healthcare Technology, Inc. and Affiliated Entities; and

     o To build trust among all National Healthcare Technology constituents by maximizing the open exchange of information, while eliminating anxieties about inappropriate and/or inaccurate acquisition and sharing of information.
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Ethical and Professional Guidelines:

1.       Be ethical; act ethically in every professional interaction;

2. Question pending individual and group actions when necessary to ensure that decision are ethical and are implemented in an ethical manner;

3. Seek expert guidance if ever in doubt abut the ethic propriety of a situation;

4. Through teaching and mentoring, champion the development of others as ethical leaders in the profession and in organizations;

5. Treat people with dignity, respect to foster a work environment free of harassment, intimidation, and unlawful discrimination;

6. Acquire and disseminate information through ethical and responsible means;

7. Ensure only appropriate information is used in decision affecting any relationship at National Healthcare Technology;

8. Investigate the accuracy and source of information before allowing it to be used in business related decisions;

9. Safeguard restricted or confidential information of National Healthcare Technology as well as its customers and vendors; and

10.      Comply with all published polices at National Healthcare Technology.

Violations of this Ethical and Professional Standards of National Healthcare Technology, Inc. and Affiliates:

Violations may result in disciplinary action up to and including termination. Examples of violations include but are not limited to the following:

     o Accessing client, competitor's sites using unauthorized identities without verbal or written authorization, logging-on as another person, employee, or entity without verbal and or written authorization is prohibited;

     o Allowing obscene, profane or offensive material and language to be transmitted over any National Healthcare Technology communication system - electronic, voicemail, and/or in person. Also messages, jokes or forms which violate any of our National Healthcare Technology policies including but not limited to our harassment policy, security, email, and/or creates an intimidating or hostile work environment is prohibited;

     o   Distributing  company   confidential   messages  to  personnel  outside
         National Healthcare Technology is prohibited;

     o Accessing or using the intellectual property of another in a way that infringes on the holders rights is prohibited;

     o Breaking into the system or unauthorized use of a password /mailbox is prohibited; and

     o Broadcasting unsolicited personal views on social, political, and religious or other non-business related matters is prohibited.

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

Responsibility for Ethical and Professional Standards at National Healthcare Technology, Inc. and Affiliated Entities:

The management is responsible to ensure compliance with this policy. When issues arise, management will deal directly with the officer or employee in violation of these or other policies of National Healthcare Technology.

Signature:

I have read and understand this three-page policy on Code of Ethical and Professional Standards of National Healthcare Technology, Inc. and Affiliated Entities and I understand that it will be placed in my employee file.

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Print Employee's Name

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Sign Employee's Name                                          Date



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